Exhibit 12

700 12th Street, NW Washington, DC 20005

February 23, 2024

Board of Directors

BOXABL INC.

To the Board of Directors:

We are acting as counsel to BOXABL INC. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 92,000,000 shares of the Company’s Non-Voting Series A-3 Preferred Stock, composed of up to 80,000,000 shares for purchase by investors, up to 12,000,000 shares to be issued as “Bonus Shares” as defined in the Company’s offering statement, as well as the Company’s Common Stock into which the Non-Voting Series A-3 Preferred Stock may convert.

In connection with the opinion contained herein, we have examined the offering statement, the Fifth Amended and Restated Articles of Incorporation, the Bylaws, the Fourth Amended and Restated Stockholders Agreement, the resolutions of the Company’s board of directors, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Nevada, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the shares of Non-Voting Series A-3 Preferred Stock, and Common Stock into which the Non-Voting Series A-3 Preferred Stock may convert, being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP